Exhibit 11.1

ESTERLINE TECHNOLOGIES CORPORATION

(In thousands, except per share amounts)

	2014	2013	2012	2011	2010
Computation of Earnings Per Share - Basic

Net Earnings from Continuing Operations Attributable to Esterline, Net of Tax	$166,007	$170,994	$113,154	$135,553	$124,857
Loss from Discontinued Operations Attributable to Esterline, Net of Tax	(63,589)	(6,260)	(619)	(2,513)	17,063

Net Earnings Attributable to Esterline	$102,418	$164,734	$112,535	$133,040	$141,920

Weighted Average Number of Shares Outstanding	31,840	31,173	30,749	30,509	29,973

Earnings (Loss) Per Share Attributable to Esterline - Basic:
Continuing Operations	$5.22	$5.48	$3.68	$4.44	$4.16
Discontinued Operations	(2.00)	(0.20)	(0.02)	(0.08)	0.57
Earnings (Loss) Per Share Attributable to Esterline - Basic	$3.22	$5.28	$3.66	$4.36	$4.73

Computation of Earnings Per Share - Diluted

Net Earnings from Continuing Operations Attributable to Esterline, Net of Tax	$166,007	$170,994	$113,154	$135,553	$124,857
Loss from Discontinued Operations Attributable to Esterline, Net of Tax	(63,589)	(6,260)	(619)	(2,513)	17,063

Net Earnings Attributable to Esterline	$102,418	$164,734	$112,535	$133,040	$141,920

Weighted Average Number of Shares Outstanding	31,840	31,173	30,749	30,509	29,973
Net Shares Assumed to be Issued for Stock Options and RSUs	608	565	533	645	504
Weighted Average Number of Shares and Equivalent Shares Outstanding - Diluted	32,448	31,738	31,282	31,154	30,477

Earnings (Loss) Per Share Attributable to Esterline - Diluted:
Continuing Operations	$5.12	$5.39	$3.62	$4.35	$4.10
Discontinued Operations	(1.96)	(0.20)	(0.02)	(0.08)	0.56
Earnings (Loss) Per Share Attributable to Esterline - Diluted	$3.16	$5.19	$3.60	$4.27	$4.66